Exhibit 10.32

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 8, 2009, by and between COLONY RESORTS LVH ACQUISITIONS, LLC, a Nevada limited liability company, d/b/a Las Vegas Hilton (the “Company”), and DAVID MONAHAN (“Executive”).

WITNESSETH:

WHEREAS, the Company hereby employs Executive, and Executive hereby accepts employment from the Company in the capacity of Chief Operating Officer.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. SERVICES AND DUTIES. The Company hereby employs Executive, and Executive hereby accepts employment with the Company in the capacity of Chief Operating Officer (subject to approval of such title by the Board of Directors and Executive obtaining necessary Nevada licensure). At the earlier of December 31, 2009 or the retirement of the current Chief Executive Officer of the Company, Executive shall assume the position of Chief Executive Officer and General Manager. Executive shall report directly to Nicholas L. Ribis and Thomas Barrack (or their successors, as applicable). The Company anticipates that Executive will assume from the current Chief Executive Officer overall operating control of the Las Vegas Hilton no later than November 1, 2009. Executive shall be a full-time employee of the Company and shall dedicate all of Executive’s working time to the Company. During the Term of this Agreement, Executive shall have no other employment and no other business ventures, activities or relationships without first obtaining express written authorization from the Company. Such authorization may be granted or denied in the sole discretion of the Company. Notwithstanding the foregoing, Executive shall be permitted to be affiliated with civic and charitable activities, and trade or professional organizations, and to manage his personal investments, provided that such activities do not materially interfere with the performance of Executive’s duties hereunder. In addition, Executive shall be permitted to remain on the boards of directors of Smeralda Resorts, Consorzio Boards and Fairmont Raffles through the first anniversary of the Commencement Date (as defined below). At the first anniversary of the Commencement Date, the Company will evaluate the effect of Executive’s outside board memberships on the performance of Executive’s duties hereunder and determine in good faith whether or not the designated board memberships interfere with the performance of Executive’s duties for Company or whether Executive will be permitted to continue such activities during the remainder of the term of this Agreement. Executive will perform such duties as are required by the Company and normally associated with Executive’s position, together with such additional duties, commensurate with Executive’s position, as may be assigned to Executive from time to time by the Company. The Company has the right and discretion to modify, expand or contract, without limitation, Executive’s duties and responsibilities during the Term of this Agreement; provided, however, the duties and responsibilities assigned to Executive shall be consistent with the duties and responsibilities normally held by a person in Executive’s title. Executive shall perform Executive’s duties and responsibilities at the Company’s offices in Las

Vegas, Nevada, and shall perform duties as directed by management related to the Las Vegas Hilton and any other affiliated location; provided, however, the Company shall have the right to require Executive to travel as necessary to perform Executive’s duties and responsibilities.

2. TERM. The term of this Agreement shall be from September 8, 2009 (the “Commencement Date”) through August 31, 2012 (the “Term”), subject to earlier termination pursuant to Section 6 herein. Each annual period ending August 31 during the Term shall be a “Contract Year.” If Executive remains employed after the expiration of the Term, Executive shall be considered an “at-will” employee subject to termination at any time with or without cause and without notice. None of the provisions of this Agreement shall apply to such at-will employment, except that Sections 7 and 8 shall apply fully during the period of continued employment and thereafter as set forth in said sections. As a courtesy, the Company shall notify Executive not less than ninety (90) days prior to the expiration of the Term if it intends to terminate Executive’s employment at the end of the Term. Failure to provide such notice shall not, in any way, cause Executive to be entitled to any severance pay or benefits; nor shall such failure constitute “Good Reason” for Executive to terminate his employment within the meaning of Section 6(b) of this Agreement.

3. COMPENSATION.

(a) Base Salary. In consideration of Executive’s full and faithful satisfaction of Executive’s duties under this Agreement, the Company agrees to pay to Executive a salary at the rate of Five Hundred Thousand ($500,000) Dollars per annum. Said salary shall be payable in such installments as the Company pays its similarly placed executives, subject to usual and customary deductions for withholding taxes and similar charges, and customary contributions to health and welfare programs in which Executive is enrolled. Said salary shall be reviewed on an annual basis by the Company and may be adjusted in the sole discretion of the Company, but shall not be subject to reduction.

(b) Bonus Compensation. In addition to Base Salary, Executive shall be paid an incentive bonus in an amount determined in accordance with this Section 3(b), provided that the minimum annual bonus for each Contract Year during the term shall not be less than $200,000 (the “Minimum Bonus”). For each Contract Year during the Term, Executive shall be paid an incentive bonus based upon the Company’s trailing twelve month EBITDA (“TTM EBITDA”) as of August 31, as follows: In the event the TTM EBITDA is above the First Threshold, the incentive bonus shall be $200,000 plus an incremental $25,000 in incentive bonus for every incremental $1 million in TTM EBITDA above the First Threshold and up to the Second Threshold, plus an incremental $40,000 in incentive bonus for every incremental $1 million in TTM EBITDA above the Second Threshold. For purposes of this Section, the First Threshold shall be an amount equal to the TTM EBITDA as of August 31, 2009 for the first Contract Year, TTM EBITDA as of August 31, 2010 for the second Contract Year, and TTM EBITDA as of August 31, 2011 for the third Contract Year; and the Second Threshold for each Contract Year shall be an amount equal to the First Threshold for such Contract Year plus $10 million. For example, if TTM EBITDA equals $20 million as of August 31, 2009 and $38 million for the first Contract Year, the incentive bonus would be $200,000 plus 10 times $25,000, plus 8 times $40,000, for a total incentive bonus of $770,000.

For purposes of this Agreement, the EBITDA of the Company shall mean the earnings of the Company for the subject period, plus interest expense, income tax expense and depreciation and amortization expense for such period. The determination by the Company of the Company’s EBITDA shall be conclusive and binding upon the parties.

(c) Option to Purchase Membership Units. Subject to obtaining all necessary consents and approvals by the members and managing board of the Company and any necessary amendments to the Colony Resorts LVH Acquisitions, LLC 2004 Incentive Plan (the “Incentive Plan”), the Company shall grant to Executive an option (the “Option”) to purchase 0.0167 Class A Membership Units of the Company at a per unit price equal to the fair market value thereof, and 16,667 Class B Membership Units of the Company at a price equal to the fair market value thereof (collectively, the “Option Units”), which shall comprise not less than one (1%) percent of the outstanding Class A and Class B Membership Units of the Company, respectively, as of the date of such grant. The Company agrees that it will take all reasonable steps to enable the members and managing board of the Company to take all steps necessary to issue the Option Units as soon as practicable. The Option shall be granted pursuant to the Incentive Plan, shall be subject to three-year vesting and otherwise conform to the terms and conditions set forth in the form of Membership Unit Option Agreement attached hereto as Exhibit A (the “Option Agreement”). The Option and Executive’s rights and obligations with respect to the Option Units shall be subject in all respects to the terms of (i) the Incentive Plan, (ii) the Option Agreement and (iii) the Company’s Limited Liability Company Agreement, as may be amended from time to time.

(d) Moving and Living Expenses; Travel. The Company shall reimburse Executive for costs reasonably incurred by Executive moving his personal belongings (and immediate family) to Las Vegas, Nevada, from Waimea, Hawaii, during the Term. In the event the Company reports such moving expense reimbursement as taxable income to Executive on form W-2 or 1099 or the Internal Revenue Service subsequently determines that all or a portion of such reimbursement is taxable income to Executive, then the Company shall pay Executive an additional amount sufficient to reimburse Executive for the federal and state income taxes (determined at the highest marginal rates applicable to Executive) and Executive’s share of any applicable payroll taxes attributable to (i) the taxable portion of the reimbursement and (ii) the tax gross-up payment made pursuant to this clause, on or before April 15 of the year following the year in which the reimbursement of such expenses is paid to Executive or within ten (10) days of receipt of documentation of the IRS adjustment, respectively. Executive will be provided with lodging at the Las Vegas Hilton during the Term of this Agreement. This lodging is provided for the convenience of the Company because Executive is required to be available to the Company twenty-four (24) hours per day. The Company shall reimburse Executive for the cost of up to three business class round-trip airline tickets per month for travel between Las Vegas, Nevada, and Waimea, Hawaii, by Executive or his family members. In addition to the foregoing, the Company shall pay reasonable relocation expenses for Executive’s family in the event Executive decides to move his family to the Las Vegas, Nevada, area. Executive shall make application for reimbursement for said expenses promptly after they are incurred. In the event Executive’s family relocates to the Las Vegas area, the Company and Executive shall review the need for Executive’s availability on a twenty-four (24) hour per day basis.

(e) Car Allowance. During the Term of this Agreement, Executive will be reimbursed in an amount up to $1,000 per month for the cost of leasing and operating an automobile. This allowance shall include costs of fuel, maintenance and insurance within the $1,000 per month reimbursement limit.

(f) Business Expenses. The Company shall reimburse Executive for all reasonable business, entertainment and promotion expenses related to the performance of his duties and responsibilities hereunder. Executive shall be reimbursed for food, entertainment and laundry service expenses on property in a manner consistent with the past practice of reimbursement for such expenses applied to similarly-situated executives of the Company.

4. BENEFITS. The Company shall provide Executive with a minimum of four (4) weeks paid vacation per Contract Year and term life insurance with a death benefit of Seven Hundred Thousand ($700,000) Dollars. In addition, Executive shall be entitled to other benefits offered to employees at Executive’s level, including sick time, participation in the Company’s sponsored medical, dental and insurance programs, as well as the ability to participate in any Company retirement savings plan (the “Benefit Plans”), subject to the limitations imposed by the terms of such plans. To the extent permitted by the terms of each Benefit Plan, Executive shall be eligible to participate in each Benefit Plan in accordance with the terms and conditions of such plan. In the event Executive elects not to participate or enroll his eligible dependents in the Company’s medical insurance plan, then the Company will reimburse Executive for the premiums paid by Executive to maintain Executive’s existing medical insurance plan at existing limits of coverage and terms for Executive and/or his eligible dependents. It is the Company’s intent to make any payments necessary to continue the existing level of medical coverage for Executive and his dependents.

5. LICENSING REQUIREMENTS. Executive hereby covenants and agrees that, at all times during the Term of this Agreement, Executive shall keep and maintain, in full force and effect, any and all licenses, permits or work authorizations that may be required by any Federal, State or local government agency (the “License Requirements”), including, but not limited to, any casino gaming regulatory agency having jurisdiction over Executive or the Company necessary for Executive to perform Executive’s duties hereunder. The Company shall pay or reimburse all costs, fees and expenses necessary to apply for and maintain any required licenses, permits or work authorizations.

6. TERMINATION. Executive’s Employment with the Company may be terminated (a) by the Company for Cause (as defined below); (b) by the Company at any time without Cause; (c) by Executive at any time for Good Reason (as defined below), (d) by Executive at any time without Good Reason, (e) upon Executive’s death or disability, or (f) upon the expiration of the Term.

(a) Cause. “Cause” shall mean the following: (i) illegal, immoral or unethical conduct, including, but not limited to, fraud, embezzlement or other dishonest behavior in the performance of Executive’s duties; (ii) material breach by Executive of any of the terms of this Agreement; (iii) a determination by any gaming regulatory authority that Executive is not deemed fit for licensure whether or not such a license is actually needed by Executive to perform Executive’s duties under this Agreement in the jurisdiction Executive’s employment is located;

(iv) material breach of any rule, policy or directive of the Company, including, but not limited to, the Company’s policy against sexual and other illegal harassment, the Company’s policy against illegal discrimination, and the Company Code of Conduct; (v) willful neglect of duties; (vi) use, possession and/or sale of illegal drugs at any time (whether on or off duty) and in any location (whether on or off Company premises); (vii) abuse of alcohol, including, but not limited to, reporting to or engaging in work under the influence of alcohol; and/or (iii) any conduct that materially injures the reputation or business of the Company.

If Executive’s employment with the Company is terminated by the Company for Cause prior to the end of the Term, Executive shall not be entitled to any further compensation or benefits other than accrued but unpaid Base Salary and accrued and unused vacation pay through the date of such termination.

(b) Good Reason. “Good Reason” shall mean, without Executive’s written consent, a willful and material breach by the Company of its obligations under this Agreement. Executive shall not terminate Executive’s services hereunder for “Good Reason” unless (i) Executive provides the Company written notice pursuant hereto stating with specificity the respects in which Executive believes the Company to have breached its obligations under this Section 6 and (ii) within thirty (30) days following the date of such notice the Company shall not have cured such breach. Executive’s “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended, and Treasury Regulation Section 1.409A-1(h)) as a result of the foregoing must occur within two (2) years of the initial occurrence of any such event.

If Executive’s employment with the Company is terminated by Executive without Good Reason prior to the end of the Term, Executive shall not be entitled to any further compensation or benefits other than accrued but unpaid Base Salary and accrued and unused vacation pay through the date of such termination.

(c) Without Cause or For Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason during the Term of this Agreement, then Executive shall receive (i) accrued but unpaid Base Salary, accrued but unused vacation pay, unreimbursed expenses and earned but unpaid bonuses through the date of such termination, and shall be eligible to receive (ii) an amount equal to the Minimum Bonus plus one (1) year’s Base Salary, paid in a single lump sum within thirty (30) business days following the execution and delivery to the Company of the general release referred to in Section 6(g). No duty to mitigate or offset shall apply to the right to receive the foregoing severance payment. In addition, existing medical coverage for Executive and his dependents shall be continued for a period of one (1) year from the date of termination at the Company’s expense; provided, however, that if Executive becomes eligible for comparable coverage under another plan, the Company’s obligation to continue coverage hereunder shall cease.

Executive agrees that in the event this Agreement is terminated by the Company without Cause or by the Executive for Good Reason, the payment pursuant to this Section 6(c) shall be the sole payment to be made to Executive as a result of said termination. Executive acknowledges that Executive has been advised and expressly agrees that it is the Company’s policy that payment of annual or other bonuses by the Company is completely a matter of discretion, and Executive agrees that in the event of Executive’s termination by the Company without Cause or by Executive for Good Reason, Executive has no legal right to the payment of any bonus whatsoever, whether in whole or in part. Aside from the payment set forth in this Section 6(c), the Company shall not be obligated to provide any other payments or benefits to Executive.

(d) Death or Disability. Executive’s employment shall be terminated immediately upon the death of Executive. Executive’s employment shall be terminated as a result of Executive’s disability if said disability prevents the performance of Executive’s duties and responsibilities, with a reasonable accommodation, if applicable, for more than one hundred twenty (120) continuous days or more than one hundred eighty (180) days in any twelve (12) month period. Termination as the result of death or disability (within the meaning of this Section) shall not be considered a termination without Cause. In the event Executive’s employment is terminated in accordance with this Section, Executive, or Executive’s estate in cases of death, shall be entitled to receive (i) all accrued but unpaid Base Salary and all accrued but unused vacation pay through the date of such termination, and Executive or Executive’s estate shall be eligible to receive (ii) a lump sum payment equivalent to six (6) months’ Base Salary at Executive’s then-current rate, less usual and customary deductions, provided Executive or Executive’s estate executes the Release required by Section 6(g). Nothing herein prevents the Company from terminating Executive without Cause for inability to perform the essential duties of Executive’s position, with or without a reasonable accommodation, due to disability, provided said termination is consistent with applicable law. Said termination may occur even though the period of disability falls short of the period needed for a termination pursuant to this Section.

(e) Expiration of the Term. Upon the expiration of the Term, Executive shall not be entitled to any further compensation or benefits other than accrued but unpaid Base Salary and accrued and unused vacation pay through the date of such termination.

(f) Change in Control. Executive may terminate this Agreement upon written notice to the Company at any time following a “Change in Control” (defined below), which termination shall be effective on the thirtieth (30th) day after such notice. For purposes of this Section, a Change in Control means (i) the sale, long-term lease or other disposition of all or substantially all of the equity interests or assets of the Company to a person or entity not affiliated with the Company; (ii) merger or consolidation with an entity not affiliated with the Company in which the Company is not a surviving company; or (iii) liquidation or dissolution of the Company. The termination of this Agreement pursuant to this Section shall be deemed a “Termination Without Cause,” as set forth in Section 6(c), and all provisions of Section 6(c) shall apply to such termination. Sections 7(b), 7(c), 7(d) and 8 of the Agreement shall survive the termination of this Agreement pursuant to this Section.

(g) Release. Notwithstanding any other provision of this Agreement to the contrary, any payments or benefits provided pursuant to Sections 6(c)(ii) and/or 6(d)(ii), shall be contingent upon Executive (or Executive’s legal representatives, as applicable) executing a general release agreement (in the form attached hereto as Exhibit B) (the “Release Agreement”) for the release of any and all claims, liabilities, judgments and expenses (including attorneys’ fees) against the Company, its affiliates, successors and assigns, and the officers, directors, agents and employees of each of them. The release shall cover any and all claims arising from

Executive’s employment with the Company (or its successors) or the termination of such employment; provided that the Release Agreement shall not release any rights or claims that Executive may have for (i) severance payments and benefits pursuant to this Section 6, or (ii) vested rights or benefits under the Company’s employee benefit plans. Provided the Company provides the Release Agreement to Executive within a reasonable time after his termination of employment, if Executive fails to execute and deliver the Release Agreement within 45 days after the date of termination of employment, or revokes the Release Agreement, Executive will not be entitled to receive the severance payments and benefits pursuant to this Section 6.

7. RESTRICTIVE COVENANT.

(a) Non-Competition. During the Term and for the one-year period immediately following the date of termination of Executive’s employment, whether said termination is voluntary or involuntary, Executive shall not, directly or indirectly, (i) engage in a competing business for Executive’s own account within one hundred (100) miles of Las Vegas, Nevada (the “Restricted Area”); or (ii) enter the employ of, render any consulting services to, or obtain any equity interest in (as an individual, partner, member, shareholder, officer, director, principal, agent, trustee or consultant) any entity that competes with the Company, or its subsidiaries or successors, in the business of owning, managing or developing casinos in the Restricted Area; provided, however, Executive may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange or market if Executive is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own five (5%) percent or more of any class of securities of such entity. In the event Executive is terminated at the expiration of the Term or thereafter, the restrictions contained in this Section shall not apply, unless the Company provides Executive with the severance payments and benefits set forth in Section 6(c), subject to the conditions set forth in said Section.

(b) Solicitation of Employees, etc. During the Term and for the one-year period immediately following the date of termination of Executive’s employment, whether said termination is voluntary or involuntary, Executive shall not, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of the Company (or any of its successors, assigns, subsidiaries or affiliates) to terminate his, her or its employment or other relationship with the Company (or any of its successors, assigns, subsidiaries or affiliates), or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company (or any of its successors, assigns, subsidiaries or affiliates) for any reason.

(c) Solicitation of Clients, etc. During the Term and for the one-year period immediately following the date of termination of Executive’s employment, whether said termination is voluntary or involuntary, Executive shall not, directly or indirectly solicit or induce (i) any customers or clients of the Company (or its successors, assigns, subsidiaries or affiliates), or (ii) any vendors, suppliers or consultants then under contract to the Company (or its successors, assigns, subsidiaries or affiliates), to terminate his, her or its relationship with the Company (or its successors, assigns, subsidiaries or affiliates), for the purpose of associating or doing business with any competitor of the Company or for any other purpose.

(d) Disparaging Comments. During the Term and thereafter, Executive agrees not to make any disparaging or defamatory comments regarding the Company, its employees or agents. The obligations of Executive hereunder shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

(e) Reasonableness of Restrictions. Executive covenants and agrees that the restrictions contained in this Section 7 are reasonable as to duration, terms, and geographical area; and that said restrictions protect the legitimate business interests of the Company and its affiliates, impose no undue hardship upon Executive, are not injurious to the public, and that any violation of said restrictions shall be specifically enforceable in any court with jurisdiction upon short notice.

(f) Survival. The provisions and requirements of this Section shall survive the expiration of the Term of this Agreement.

8. CONFIDENTIALITY; PROPRIETARY INFORMATION.

(a) All books of account, records, systems, correspondence, documents and any and all other data, in whatever form (whether stored or maintained on paper, electronically, in computer data bases or otherwise) concerning or containing any reference to the works and business of the Company or its affiliated companies shall belong to the Company and shall be given up to the Company whenever the Company requires Executive to do so. Executive agrees that Executive shall not at any time during the term of Executive’s employment or thereafter, without the Company’s prior written consent, disclose to any other person or business entity any such information or any trade secrets, plans or other information or data, in whatever form, concerning the Company or any of its affiliated companies’ or customers’ practices, businesses, procedures, systems, plans or policies (collectively, “Confidential Information”), nor shall Executive disclose to any third party or utilize any such Confidential Information in any way or communicate with or contact any such customer other than in connection with Executive’s employment by the Company. In addition, as part of Executive’s employment Executive will be required to acknowledge and sign appropriate confidentiality policy and nondisclosure agreements. Executive hereby confirms that all Confidential Information constitutes the Company’s exclusive property, and that all of the restrictions on Executive’s activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company’s reasonable protection. This confidentiality provision shall survive the termination of this agreement.

(b) All inventions, developments or improvements written or otherwise made by Executive which relate to the business of the Company shall be the exclusive property of the Company. Executive shall sign all instruments necessary for the filing and prosecution of any applications for or extension or renewals of letters patent of the United States or any foreign country which the Company desires to file. All materials written or developed by Executive, and all other copyrightable work by Executive relating to the Company’s business created during the term of this Agreement, is intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, and shall be the property of the Company.

9. SECTION 409A. The severance pay provisions of this Agreement will be administered and interpreted to maximize the short-term deferral exceptions to Section 409A of the Internal Revenue Code (the “Code”) and the involuntary separation pay safe harbor from

Code Section 409A under Treas. Reg. § 1.409A-1(b)(9)(iii)(A). Executive is not permitted to designate, directly or indirectly, the taxable year of a severance payment or benefit under this Agreement. The portion of any payment under this Agreement that is paid within the “short-term deferral period” within the meaning of Treas. Reg. § 1.409A-1(b)(4) shall be treated as a short term deferral and not aggregated with other plans or payments. Any other portion of the payment that does not meet the short term deferral requirement shall, to the maximum extent possible, be deemed to satisfy the exception from Treas. Reg. § 1.409A-1(b)(9)(iii)(A) for involuntary separation pay and shall not be aggregated with any other payment. To the maximum extent possible, the right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments for purposes of Section 409A of the Code. Payment dates set forth in this Agreement incorporate the grace periods described in Treas. Reg. § 1.409A-3(d).

All taxable expense reimbursement payments and in-kind benefits provided to Executive shall be paid by the Company to Executive by no later than the end of the calendar year following the calendar year in which Executive incurs such expenses and shall not be subject to liquidation or exchange for another benefit, and Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period.

Notwithstanding anything herein to the contrary, if, on the date of Executive’s separation from service, Executive is a “specified employee” as defined in Treas. Reg. § 1.409A-1(i), then to the extent that the total amount of Executive’s severance pay that is not a short-term deferral (as defined in Treas. Reg. § 1.409A-1(b)(4)) exceeds the involuntary separation pay safe harbor limit under Treas. Reg. § 1.409A-1(b)(9)(iii)(A), Executive will not receive such amount before the date that is six (6) months after Executive’s separation from service, or if earlier, the date of Executive’s death. Any severance pay to which Executive would otherwise be entitled during such non-payment period will be accumulated and paid to Executive on the first (1st) day of the seventh (7th) month following Executive’s separation from service or, if earlier, within thirty (30) days of the date of Executive’s death to Executive’s surviving spouse (or to Executive’s estate if Executive’s spouse does not survive Executive).

10. ASSIGNMENT. Executive shall have no right to assign this Agreement or delegate Executive’s duties hereunder to anyone. Any purported assignment or delegation by Executive in violation of this Section 9 shall be null and void and of no force or effect. The Company shall have the right to assign this Agreement freely; provided the assignee assumes the obligations of the Company hereunder.

11. ARBITRATION. Except for actions in court for injunctive relief to enforce the provisions of Sections 7 and/or 8 of this Agreement, the parties expressly agree that any and all disputes between them, whether arising out of this Agreement or any aspect of the employment relationship or termination thereof or pertaining to any other matter, shall be resolved by final and binding arbitration in Las Vegas, Nevada before an arbitrator mutually agreed to by the parties or, failing said agreement, appointed pursuant to the National Employment Dispute Resolution Rules of the American Arbitration Association (“the Rules”). Said arbitration shall be conducted pursuant to the Rules. Each party shall bear its own costs and attorneys’ fees in said arbitration, except in the event the arbitrator awards attorney’s fees and costs to either party;

provided, however, that the Company shall reimburse Executive for all costs of the arbitration and related administration to the extent said costs are in excess of the comparable filing fees required in connection with a court filing in Nevada. The claims subject to arbitration hereunder include, but are not limited to, any and all claims for employment discrimination based on sex, race, color, national origin, age, disability, sexual orientation, religion or any other protected characteristic, any and all claims for sexual or other illegal harassment, any and all claims for whistleblowing, wrongful termination, wrongful denial of benefits, failure to provide proper compensation or benefits, breach of contract, breach of promise, fraud, misrepresentation, intentional or negligent infliction of emotional distress, and/or defamation. This agreement to arbitrate applies to any and all claims under any federal, state or local statute, constitution or ordinance, including, but not limited to, the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”), the Employee Retirement Income Security Act (“ERISA”), the Fair Labor Standards Act (“FLSA”), the Americans with Disabilities Act (“ADA”), the Sarbanes-Oxley Act, the United States Constitution, and any Nevada statute, law or constitution. Notwithstanding any other provision of this Agreement, including the Choice of Law provision set forth in Section 11(a) below, any and all demands for arbitration, regardless of the nature of the dispute or the law relied upon, must be filed within ONE (1) YEAR of the date the claim arose or they shall be forever barred. This limitations period shall have precedence over the limitations period that would otherwise apply to the claim by virtue of statute, constitution or common law. The parties expressly waive their right to a trial by jury on any or all claims or causes of action that are subject to this arbitration provision.

12. GENERAL.

(a) This Agreement shall be construed and governed by the laws of the State of Nevada (except for the limitations period referred to in Section 10 above, which in all cases subject to arbitration shall be one (1) year), without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

(b) If any provision of this Agreement should be wholly or partially invalid, unenforceable or unlawful, then this Agreement shall be severable in respect of the provision in question (to the extent that it is invalid, unenforceable or unlawful), and the remaining provisions of this Agreement shall continue in full force and effect. This Agreement constitutes the entire understanding between the parties and shall supersede any and all other understandings, oral or written. No addition to, or modification of, this Agreement shall be of any force or effect unless in writing and signed by or on behalf of both parties.

(c) The several rights and remedies provided for in the Agreement shall be construed as being cumulative, and no one of them shall be deemed to be exclusive of the others or of any right or remedy allowed by law. No waiver by the Company or Executive of any failure by Executive or the Company, respectively, to keep or perform any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or other provision.

(d) Unless expressly provided herein or therein, the expiration of the Term shall not alter or affect any rights or obligations of the Company or Executive under any other agreement or plan.

(e) This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

(f) The Company shall reimburse Executive for all reasonable attorneys’ fees incurred by Executive in connection with the review and negotiation of this Agreement.

13. EXECUTIVE REPRESENTATION & ACCEPTANCE. By signing this Agreement, Executive hereby represents that Executive is not currently under any contractual obligation to work for another employer and that Executive is not restricted by any agreement or arrangement from entering into this Agreement and performing Executive’s duties hereunder.

14. NOTICES. Any and all notices required under this Agreement shall be in writing and shall be either hand-delivered or mailed, certified mail, return receipt requested, addressed to:

COMPANY:

Colony Resorts LVH Acquisitions, LLC

c/o Las Vegas Hilton

3000 Paradise Road

Las Vegas, NV 89109

Attn: General Counsel

Facsimile: 702.732.5927

EXECUTIVE:

David Monahan

c/o Las Vegas Hilton

3000 Paradise Road

Las Vegas, NV 89109

With a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

2029 Century Park East

24th Floor

Los Angeles, CA 90067

Attn: Robin M. Schachter

Facsimile: (310) 728-2363

[Signature page follows]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND HEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

COLONY RESORTS LVH ACQUISITIONS, LLC

By:	/s/ Nicholas L. Ribis
Name:	Nicholas L. Ribis
Title:	Vice Chairman

EXECUTIVE

/s/ David Monahan
David Monahan